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                                               Filed Pursuant to Rule 424(b) (3)
                                               Registration No. 333-121263

                             APPLICABLE FINAL TERMS

      Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                   FINAL TERMS NO. 2075 DATED 02 JANUARY 2009

                         QUEENSLAND TREASURY CORPORATION

                    ISSUE OF A$ 1,190,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$20,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2013
 CURRENTLY TOTALING A$3,817,452,000.00 (A$2,266,384,000.00 INCLUDING BUY BACKS)

                           PART A--CONTRACTUAL TERMS

      Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 4, 2001 and the US Prospectus dated March 9, 2000 (together, the "Original Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2008, and the US Prospectus dated December 10, 2007 (together, the "Prospectus") which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the Original Prospectus and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

      [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

      [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

1.    (i)   Issuer:                           Queensland Treasury Corporation

      (ii)  Guarantor:                        The Treasurer on behalf of
                                              the Government of Queensland

2.          Benchmark line:                   2013
                                              (to be consolidated and form
                                              a single series with QTC 6%
                                              Global A$Bonds due 14 August 2013,
                                              ISIN US748305BD00)

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3.          Specific Currency or Currencies:        AUD ("A$")

4.    (i)   Issue price:                            107.405%

      (ii)  Dealers' fees and commissions paid      No fee or commission is
            by Issuer:                              payable in respect of the
                                                    issue of the bond(s)
                                                    described in these final
                                                    terms (which will constitute
                                                    a "pricing supplement" for
                                                    purposes of any offers or
                                                    sales in the United States
                                                    or to U.S. persons).
                                                    Instead, QTC pays fees and
                                                    commissions in accordance
                                                    with the procedure described
                                                    in the QTC Offshore and
                                                    Onshore Fixed Interest
                                                    Distribution Group
                                                    Operational Guidelines.

5.          Specified Denominations:                A$1,000

6.    (i)   Issue Date:                             07 January 2009

      (ii)  Record Date (date on and from           6 February / 6 August.
            which security is Ex-interest):         Security will be ex-interest
                                                    on and from 7 February /
                                                    7 August.

      (iii) Interest Payment Dates:                 14 February / 14 August

7.          Maturity Date:                          14 August 2013

8.          Interest Basis:                         6 per cent Fixed Rate

9.          Redemption/Payment Basis:               Redemption at par

10.         Change of Interest Basis or             Not Applicable
            Redemption/Payment Basis:

11.   (i)   Status of the Bonds:                    Senior and rank pari passu
                                                    with other senior, unsecured
                                                    debt obligations of QTC

      (ii)  Status of the Guarantee:                Senior and ranks pari passu
                                                    with all its other unsecured
                                                    obligations

12.         Method of distribution:                 Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.         Fixed Rate Note Provisions
            Applicable

      (i)   Rate(s) of Interest:                    6 per cent per annum payable
                                                    semi-annually in arrears

      (ii)  Interest Payment Date(s):               14 February and 14 August in
                                                    each year up to and
                                                    including the Maturity Date

      (iii) Fixed Coupon Amount(s):                 A$30 per A$1,000 in nominal
            (Applicable to bonds in definitive      amount
            form)

      (iv)  Determination Date(s):                  Not Applicable

      (v)   Other terms relating to the method      None
            of calculating interest for Fixed
            Rate Bonds:

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PROVISIONS RELATING TO REDEMPTION

14.         Final Redemption Amount:                A$1,000 per bond of A$1,000
                                                    Specified Denomination
                                                    (NB: If the Final Redemption
                                                    Amount is other than 100 per
                                                    cent. of the nominal value
                                                    the bonds will be derivative
                                                    securities for the purposes
                                                    of the Prospectus Directive
                                                    and the requirements of
                                                    Annex XII to the Prospectus
                                                    Directive Regulation will
                                                    apply and the Issuer will
                                                    prepare and publish a
                                                    supplement to the
                                                    Prospectus)

15.         Early Redemption Amount(s) payable      Not Applicable
            on  redemption for taxation
            reasons or on event of default
            and/or the method of calculating
            the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.         Form of Bonds:                          Permanent Global Note not
                                                    exchangeable for Definitive
                                                    Bonds

17.         Additional Financial Centre(s) or       Not Applicable
            other special provisions relating
            to Payment Dates:

18.         Talons for future Coupons or Receipts   No
            to be attached to Definitive Bonds
            (and dates on which such Talons
            mature):

19.         Other terms or special conditions:      Not Applicable

                                                    (When adding any other final
                                                    terms consideration should
                                                    be given as to whether such
                                                    terms constitute
                                                    "significant new factors"
                                                    and consequently trigger the
                                                    need for a supplement to the
                                                    Prospectus under Article 16
                                                    of the Prospectus Directive)

DISTRIBUTION

20.   (i)   If syndicated, names and addresses      Not Applicable
            of Managers and underwriting
            commitments:

      (ii)  Date of Dealer Agreement:               02 January 2009

      (iii) Stabilizing Manager(s) (if any):        Not Applicable

21.         If non-syndicated, name and             UBS AG, Australian Branch
            address of relevant Dealer:             Level 25, Governor Phillip
                                                    Tower 1
                                                    Farrer Place
                                                    Sydney NSW 2000

22.         Whether TEFRA D or TEFRA C rules        TEFRA Not Applicable
            applicable or TEFRA rules not
            applicable:

23.         Non exempt Offer                        Not Applicable

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                                                    (N.B. Consider any local
                                                    regulatory requirements
                                                    necessary to be fulfilled so
                                                    as to be able to make a
                                                    non-exempt offer in relevant
                                                    jurisdictions. No such offer
                                                    should be made in any
                                                    relevant jurisdiction until
                                                    those requirements have been
                                                    met. Non-exempt offers may
                                                    only be made into
                                                    jurisdictions in which the
                                                    base prospectus (and any
                                                    supplement) has been
                                                    notified/passported.)

24.         Additional selling restrictions:        Not Applicable

LISTING APPLICATION

      These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$20,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

      The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:

By:
    ------------------------------------------
                  Duly authorized

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                           PART B--OTHER INFORMATION

1.    LISTING AND ADMISSION TO TRADING

      (i)   Listing                                 Bourse de Luxembourg.

      (ii)  Admission to trading:                   Application has been made by
                                                    the Issuer (or on its
                                                    behalf) for the bonds to be
                                                    admitted to trading on the
                                                    regulated market of the
                                                    Bourse de Luxembourg with
                                                    effect from the Issue Date.

                                                    (Where documenting a
                                                    fungible issue need to
                                                    indicate that original
                                                    securities are already
                                                    admitted to trading.)

2.    RATINGS

      Ratings:                                      The bonds to be issued have
                                                    been rated:
                                                    S&P:       AAA
                                                    Moody's:   Aaa

                                                    An obligation rate `AAA' by
                                                    S&P has the highest credit
                                                    rating assigned by Standard
                                                    & Poor's. The obligor's
                                                    capacity to meet its
                                                    financial commitment on the
                                                    obligation is extremely
                                                    strong.

                                                    Obligations rated `AAA' by
                                                    Moody's are judged to be of
                                                    the highest quality with
                                                    minimal credit risk.

                                                    A credit rating is not a
                                                    recommendation to buy, sell
                                                    or hold securities and may
                                                    be revised or withdrawn by
                                                    the rating agency at any
                                                    time. Each rating should be
                                                    evaluated independently of
                                                    any other rating.

                                                    (The above disclosure should
                                                    reflect the rating allocated
                                                    to bonds issued under the
                                                    bond facility generally or,
                                                    where the issue has been
                                                    specifically rated, that
                                                    rating.)

3.    INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer. --Amend as appropriate if there are other interests] [(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus Directive.)]

4.    REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)   Reasons for the Offer:                        See "Use of Proceeds"
                                                    section in the prospectus
                                                    supplement--if reasons for
                                                    offer different from making
                                                    profit and/or hedging
                                                    certain risks will need to
                                                    include those reasons here.


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(ii)  Estimated net proceeds:                       Not Applicable.
                                                    (If proceeds are intended
                                                    for more than one use will
                                                    need to split out and
                                                    present in order of
                                                    priority. If proceeds
                                                    insufficient to fund all
                                                    proposed uses state amount
                                                    and sources of other
                                                    funding.)

(iii) Estimated total expenses:                     Not Applicable.
                                                    [Expenses are required to be
                                                    broken down into each
                                                    principal intended "use" and
                                                    presented in order of
                                                    priority of such "uses".]

5.    YIELD

      Indication of yield:                          4.77%
                                                    Calculated as 7 basis points
                                                    less than the yield on the
                                                    equivalent A$ Domestic Bond
                                                    issued by the Issuer under
                                                    its Domestic A$ Bond
                                                    Facility on the Trade Date.
                                                    The yield is calculated at
                                                    the Trade Date on the basis
                                                    of the Issue Price. It is
                                                    not an indication of future
                                                    yield.

6.    OPERATIONAL INFORMATION

(i)   ISIN Code:                                    US748305BD00

(ii)  Common Code:                                  014569359

(iii) CUSIP Code:                                   748305BD0

(iv)  Any clearing system(s) other than             Not Applicable
      Depositary Trust Company, Euroclear Bank
      S.A./N.V. and Clearstream Banking,
      societe anonyme and the relevant
      identification number(s):

(v)   Delivery:                                     Delivery free of payment

(vi)  Names and addresses of additional Paying      [ ]
      Agent(s) (if any):

7.    TERMS AND CONDITIONS OF THE OFFER

(i)   Offer Price;                                  Not applicable

(ii)  [Conditions to which the offer is subject;]   Not applicable

(iii) [Description of the application process;]     Not applicable

(iv)  [Details of the minimum and/or maximum        Not applicable
      amount of application;]

(v)   [Description of possibility to reduce         Not applicable
      subscriptions and manner for refunding
      excess amount paid by applicants;]

(vi)  [Details of the method and time limits        Not applicable
      for paying up and delivering the
      bonds;]

(vii) [Manner in and date on which results of       Not applicable
      the offer are to be made public;]

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(viii)  [Procedure for exercise of any right of       Not applicable
        pre-emption, negotiability of
        subscription rights and treatment of
        subscription rights not exercised;]

(ix)    [Categories of potential investors to         Not applicable
        which the bonds are offered and whether
        tranche(s) have been reserved for
        certain countries;]

(x)     [Process for notification to applicants       Not applicable
        of the amount allotted and the
        indication whether dealing may begin
        before notification is made;]

(xi)    [Amount of any expenses and taxes             Not applicable
        specifically charged to the subscriber
        or Purchaser;]

(xii)   [Name(s) and address(es), to the extent       None
        know to the Issuer, of the placers in
        the various countries where the offer
        takes place.]